Exhibit 2.2

Description of Rights of Each Class of Securities
Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Alpha Technology Group Limited (“we,” “our,” “our Company,” or “us”) is a British Virgin Islands company limited by shares and our affairs are governed by our memorandum and articles of association (the “Memorandum and Articles of Association”) and the BVI Companies Act (each as amended or modified from time to time). As provided in our Memorandum and Articles of Association, subject to the BVI Companies Act, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is Mandar House, 3/F, Johnson’s Ghut, Tortola, British Virgin Islands.

Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), of our Company are listed and traded on the Nasdaq Capital Market and, in connection with our listing (but not for trading), Class B Ordinary Shares, par value $0.0001 per share (“Class B Ordinary Shares”), of our Company are not for public trading. Both Class A and Class B Ordinary Shares (collectively, the “Ordinary Shares”) are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of our securities.

Description of Class A and Class B Ordinary Shares

The following is a summary of material provisions of our currently effective Memorandum and Articles of Association, as well as the BVI Companies Act (as amended), insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the U.S. Securities and Exchange Commission as Exhibit 3.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41847), initially filed with the U.S. Securities and Exchange Commission on December 6, 2024.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Ordinary Share has a par value of $0.0001 per share. The number of Ordinary Shares that have been issued as of the last day of the financial year ended September 30, 2024 is provided on the cover of the annual report on Form 20-F filed on January 27, 2025. Our Ordinary Shares may be held in either certificated or uncertificated form. Certificates representing the Ordinary Shares are issued in registered form.

Pre-emptive Rights (Item 9.A.3 of Form 20-F)

Our Ordinary Shares are not subject to any pre-emptive or similar rights under the section 46 of the BVI Companies Act or pursuant to our Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Pursuant to our Memorandum of Association, each Class A Ordinary Share of our Company confers upon the shareholder of our Company: (a) the right to one vote at a meeting of the shareholders or on any resolution of shareholders of our Company; (b) the right to an equal share in any distribution paid by our Company; and (c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation, and each Class B Ordinary Share of our Company confers upon the shareholder of our Company: (a) the right to twenty votes at a meeting of the shareholders or on any resolution of shareholders of our Company; (b) the right to an equal share in any distribution paid by our Company; and (c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation. There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles of Association do not provide for cumulative voting.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Ordinary Shares

We are authorized to issue a maximum of 1,500,000,000 Ordinary Shares in aggregate, divided into 900,000,000 Class A Ordinary Shares with a par value of US$0.0001 each, and 600,000,000 Class B Ordinary Shares with a par value of US$0.0001 each. We have 15,262,500 Class A Ordinary Shares issued and outstanding as of the date of this annual report, and 1,200,000 Class B Ordinary Shares issued and outstanding as of the date of this annual report. All of our issued Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the BVI may freely hold and vote their Ordinary Shares.

Distributions

The directors of the Company may, by resolution of directors, authorize a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Distributions may be paid in money, shares, or other property. No Distribution shall bear interest as against the Company and no distribution shall be paid on any treasury shares.

Voting Rights

Pursuant to our Memorandum of Association, each Class A Ordinary Share of our Company confers upon the shareholder of our Company: (a) the right to one vote at a meeting of the shareholders or on any resolution of shareholders of our Company; (b) the right to an equal share in any distribution paid by our Company; and (c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation, and each Class B Ordinary Share of our Company confers upon the shareholder of our Company: (a) the right to twenty votes at a meeting of the shareholders or on any resolution of shareholders of our Company; (b) the right to an equal share in any distribution paid by our Company; and (c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation. There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles of Association do not provide for cumulative voting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Company’s shares that are not fully paid on issue are subject to the forfeiture provisions set forth in our Memorandum and Articles of Association. For this purpose, shares of our Company issued for a promissory note or a contract for future services are deemed to be not fully paid. A written notice of call specifying the date for payment to be made shall be served on the shareholder of our Company who defaults in making payment in respect of the shares of our Company. The written notice of call referred to in our Memorandum and Articles of Association shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the shares of our Company, or any of them, in respect of which payment is not made will be liable to be forfeited. Where a written notice of call has been issued pursuant to our Memorandum and Articles of Association and the requirements of the notice have not been complied with, the directors may, at any time before tendering of payment, forfeit and cancel the shares of our Company to which the notice relates. Our Company is under no obligation to refund any money to the shareholder of our Company whose shares of our Company have been canceled pursuant to our Memorandum and Articles of Association, and that shareholder of our Company shall be discharged from any further obligation to our Company.

Redemption of Ordinary Shares

Pursuant to our articles of association (the “Articles of Association”), our Company may purchase, redeem or otherwise acquire and hold its own shares save that own Company may not purchase, redeem or otherwise acquire its own shares without the consent of shareholders of our Company whose shares of our Company are to be purchased, redeemed or otherwise acquired unless our Company is permitted by the BVI Companies Act or any other provision in the Memorandum and Articles of Association or Articles of Association to purchase, redeem or otherwise acquire the shares of our Company without their consent.

Transfer of Shares

Subject to the restrictions in our Memorandum and Articles of Association, the lock-up agreements with any representative of the underwriters and applicable securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Pursuant to our Memorandum and Articles of Association, our board of directors may not resolve to refuse or delay the transfer of a share of our Company unless the shareholder of our Company has failed to pay an amount due in respect of the share of our Company.

Division and combination of shares.

Pursuant to the BVI Companies Act and subject to our Memorandum and Articles of Association, our Company may (a) divide its shares, including issued shares, into a larger number of shares; or (b) combine its shares, including issued shares, into a smaller number of shares. Division or combination of shares, including issued shares, of a class or series, shall be for a larger or smaller number, as the case may be, of shares in the same class or series. Our Company shall not divide its shares if it would cause the maximum number of shares that our Company is authorized to issue by our Memorandum and Articles of Association to be exceeded. Where par value shares are divided or combined under section 40 of the BVI Companies Act, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.

Inspection of Books and Records

A member of a company is entitled, on giving written notice to the company, to inspect the memorandum and articles of association, the register of members, the register of directors, and minutes of meetings and resolutions of members. Of those classes of members of which he or she is a member, and to make copies of or take extracts from the documents and records maintained at the office of the registered agent of the company. Subject to the Memorandum and Articles of Association of the company, its directors may refuse or limit the member’s access to the register of members, register of directors or minutes/resolutions of members or part of any such documents, including limiting the making of copies or the taking of extracts from the records, if they believe that such inspection would be contrary to the company’s interests. The directors are required, as soon as reasonably practicable, to notify the member concerned. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

The BVI Companies Act requires a business company to keep minutes of all meetings of directors, members, committees of directors and committees of members and copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members. The minutes of meetings and resolutions of members and of classes of members, and the minutes of meeting of directors and committees of directors are required by the BVI Companies Act to be kept at the office of the company’s registered agent or at such other places, within or outside the BVI, as the directors may determine. A company shall keep at the office of its registered agent the memorandum and articles of association of the company, the register of members (or a copy thereof), the register of directors (or a copy thereof) and copies of all notices and other documents filed by the company in the previous ten years. The BVI Companies Act requires a company to have a common seal and an imprint of the seal shall be kept at the office of its registered agent.

A business company is required to keep a register of members containing the names and addresses of the persons who hold registered shares in the company, the number of each class and series of registered shares held by each member, the date on which the name of each member was entered in the register of members and the date on which any person ceased to be a member. The register of members may be in such form as the directors may approve but if it is in magnetic, electronic or other data storage form, the company must be able to produce legible evidence of its contents. The entry of the name of a person in the register of members as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.

The BVI Companies Act requires a business company to keep a register known as a register of directors containing the particulars as prescribed under the BVI Companies Act. The register of directors is prima facie evidence of any matters directed or authorized by the BVI Companies Act to be contained therein. A company shall file for registration by the BVI Registrar of Corporate Affairs a copy of its register of directors. A company that has filed for registration by the BVI Registrar of Corporate Affairs a copy of its register of directors shall, within 30 days of any changes occurring, file the changes in the register by filing a copy of the register containing the changes.

Liquidation Rights

(i)	Where the business company is solvent

Where it is proposed to liquidate a solvent business company (that is, the company either has no liabilities or it is able to pay its debts as they fall due and the value of its assets equals or exceeds its liabilities), the directors of the company shall (a) make a declaration of solvency in the approved form stating that, in their opinion, the company is and will continue to be able to discharge, pay or provide for its debts as they fall due and the value of its assets equals or exceeds its liabilities, and (b) approve a liquidation plan specifying: (i) the reasons for the liquidation of the company, (ii) their estimate of the time required to liquidate the company, (iii) whether the liquidator is authorised to carry on the business of the company if he determines that to do so would be necessary or in the best interests of the creditors or members of the company, (iv) the name and address of each individual to be appointed as liquidator and the remuneration proposed to be paid to each liquidator, and (v) whether the liquidator is required to send to all members a statement of account prepared or caused to be prepared by the liquidator in respect of his or her actions or transactions. The liquidation of a company commences at the time at which the notice of the voluntary liquidator’s appointment is filed.

Pursuant to section 203(1) of the BVI Companies Act, a voluntary liquidator shall not be appointed under section 199 of the BVI Companies Act by the directors or the members of a company if (a) an administrator or liquidator of the company has been appointed under the BVI Insolvency Act; (b) an application has been made to the Court to appoint an administrator or a liquidator of the company under the BVI Insolvency Act and the application has not been dismissed; (c) the person to be appointed voluntary liquidator has not consented in writing to his or her appointment; (d) the directors of the company have not made a declaration of solvency complying with section 198 of the BVI Companies Act; (e) the directors have not approved a liquidation plan under section 198(1)(b) of the BVI Companies Act; or (f) the voluntary liquidator is not qualified pursuant to BVI Companies Regulations made under section 199(5) of the BVI Companies Act. A resolution to appoint a voluntary liquidator under Part XII of the BVI Companies Act in the circumstance referred to in section 203(1) of the BVI Companies Act is void and of no effect.

A resolution to appoint a voluntary liquidator is void and of no effect unless the voluntary liquidator files notice of his or her appointment on or before the 14th day following the date of the resolution.

Within 14 days of the date of his or her appointment, the voluntary liquidator is required to file a notice of his or her appointment in an approved form, the declaration of solvency made by the directors and a copy of the liquidation plan, with the BVI Registrar of Corporate Affairs. He or she is also required, within 30 days of the commencement of the liquidation, to advertise notice of his or her appointment in the manner prescribed.

With effect from the commencement of the voluntary liquidation of a company, the voluntary liquidator has custody and control of the assets of the company.

However, the right of a secured creditor to take possession of and realize or otherwise deal with assets of the company over which the creditor has a security interest will not be affected.

With effect from the commencement of the voluntary liquidation of a company, the directors of the company remain in office but they cease to have any powers, functions or duties other than those required or permitted under Part XII of the BVI Companies Act.

The directors, after the commencement of the voluntary liquidation, may authorize the liquidator to carry on the business of the company if the liquidator determines that to do so would be necessary or in the best interests of the creditors or members of the company where the liquidation plan does not give the liquidator such authorization, and exercise such powers as the liquidator, by written notice, may authorize them to exercise.

The members of a company may, by resolution, appoint an eligible individual as an additional voluntary liquidator to act jointly with the voluntary liquidator or voluntary liquidators already appointed.

Subject to the BVI Companies Act, the Court may, at any time after the appointment of a voluntary liquidator under section 199 of the BVI Companies Act and before completion of the voluntary liquidation and filing of a statement of completion of the liquidation in accordance with section 208 of the BVI Companies Act, make an order terminating the liquidation if it is satisfied that it would be just and equitable to do so. Where such an order is made, the company ceases to be in voluntary liquidation and the voluntary liquidator ceases to hold office with effect from the date of the order or such later date as may be specified in the order.

A voluntary liquidator shall, upon completion of a voluntary liquidation, file a statement that the liquidation has been completed and upon receiving the statement, the BVI Registrar of Corporate Affairs shall strike the company off the BVI Register of Companies and issue a certificate of dissolution in the approved form certifying that the company has been dissolved. The dissolution of the company is effective from the date of the issue of the certificate.

Immediately following the issue by the BVI Registrar of Corporate Affairs of a certificate of dissolution, the person who, immediately prior to the dissolution, was the voluntary liquidator of the company shall cause to be published in the Gazette, a notice that the company has been struck off the BVI Register of Companies and dissolved.

(ii)	Where the business company is insolvent

If at any time the voluntary liquidator of a company in voluntary liquidation is of the opinion that the company is insolvent (that is to say, either the value of the company’s liabilities exceeds, or will exceed, its assets or, the company is, or will be, unable to pay its debts as they fall due), he or she shall forthwith send a written notice to the Official Receiver in the approved form.

The voluntary liquidator shall then call a meeting of creditors of the company to be held within twenty-one days of the date of the aforesaid notice to the Official Receiver. The said creditors meeting shall be treated as if it were the first meeting of the creditors of a company called under section 179 of the BVI Insolvency Act by a liquidator appointed by the members of a company and, sections 179 and 180 of the BVI Insolvency Act shall apply to the calling and holding of such a meeting.

Where a voluntary liquidator is not an eligible licensed insolvency practitioner with respect to the company, the Official Receiver may apply to the Court ex parte for the appointment of himself or herself or an eligible licensed insolvency practitioner as the liquidator of the company and the Court may make the appointment subject to such conditions as it considers appropriate.

From the time that an appointed liquidator first becomes aware that the company is not, or will not be, able to pay its debts he or she shall conduct the liquidation as if he or she had been appointed liquidator under the BVI Insolvency Act.

The BVI Insolvency Act will apply to the liquidation of the company subject to such modifications as are appropriate and the liquidation of the company shall be deemed to have commenced on the date of the appointment of the voluntary liquidator.

Issuance of Ordinary Shares

Subject to the BVI Companies Act and to our Memorandum and Articles of Association, shares in our Company may be issued, and options to acquire shares in our Company granted, at such times, to such persons, for such consideration and on such terms as the directors may determine.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the BVI Companies Act or imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Our Memorandum and Articles of Association does not contain provisions that would have an effect of delaying, deferring or preventing a change in control of our Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving our Company or any of its subsidiaries. Our directors’ ability to amend our Memorandum and Articles of Association, without shareholder approval in certain circumstances, may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that restrict the ability of our shareholders to call shareholder meetings.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the BVI Companies Act or under our Memorandum and Articles of Association of association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The BVI Companies Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the state of Delaware.

Mergers and similar arrangements

Under the BVI Companies Act, two or more companies may merge or consolidate in accordance with Part IX of the BVI Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation.

A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction or proposed transaction is (i) between the director and the company and (ii) the transaction or proposed transaction is or is to be entered into in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if (a) the material facts of the interest of the director in the transaction are known by the members entitled to vote at a meeting of members and the transaction is approved or ratified by a resolution of members; or (b) the company received fair value for the transaction.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

Pursuant to section 179(1) of the BVI Companies Act, a member of a company is entitled to payment of the fair value of his or her shares upon dissenting from (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including (i) a disposition pursuant to an order of the Court having jurisdiction in the matter; (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or (iii) a transfer pursuant to the power described in section 28(2) of the BVI Companies Act; (d) a redemption of his or her shares by the company pursuant to section 176 of the BVI Companies Act; and (e) an arrangement, if permitted by the Court.

A member who desires to exercise his or her entitlement under section 179(1) of the BVI Companies Act, shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with the BVI Companies Act or where the proposed action is authorized by written consent of members without a meeting. Such objection shall include a statement that the member proposes to demand payment for his or her shares if the action is taken. Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action. A member who dissents shall do so in respect of all shares that he or she holds in the company.

Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his or her shares.

Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company, or the combined company shall make a written offer to each dissenting member to purchase his or her shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his or her shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his or her shares.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation.

Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Indemnification of directors and officers

Section 132 of the BVI Companies Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Any indemnity given in breach of the foregoing proviso is void and of no effect.

Expenses, including legal fees, incurred by a director or a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director or the former director, as the case may be, to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company. In the case of a former director, the undertaking to be furnished by such former director may also include such other terms and conditions as the company deems appropriate.

A company may purchase and maintain insurance in relation to any person who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132 of the BVI Companies Act.

Under our Memorandum and Articles of Association, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties

A director of a company, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. A director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes the BVI Companies Act or the memorandum or articles of association of the company. A director of a company, when exercising powers or performing duties as a director, shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, (a) the nature of the company; (b) the nature of the decision; and (c) the position of the director and the nature of the responsibilities undertaken by him.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.

Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder action by written consent

The BVI Companies act provides that subject to the memorandum or articles of a company, an action that may be taken by members of the company at a meeting of members may also be taken by a resolution of members consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice. Pursuant to our Memorandum and Articles of Association, an action that may be taken by the shareholders of our Company at a meeting may also be taken by a resolution of shareholders of our Company consented to in writing, without the need for any notice, but if any resolution of shareholders of our Company is adopted otherwise than by the unanimous written consent of all shareholders of our Company, a copy of such resolution shall forthwith be sent to all shareholders of our Company not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders of our Company. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a resolution of shareholders of our Company have consented to the resolution by signed counterparts. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder proposals

Pursuant to our Articles of Association, upon the written request of shareholders of our Company entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders of our Company. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative voting

The BVI law does not expressly permit cumulative voting for directors, our Memorandum and Articles of Association do not provide for cumulative voting either. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under our Articles of Association, a director of our Company may be removed from office, with or without cause, by a resolution of shareholders of our Company passed at a meeting of shareholders of our Company called for the purposes of removing the director of for purposes including the removal of the director or by written resolution passed by at least 75 percent of the votes of the shareholders of our Company entitled to vote, or with cause, by a resolution of directors of our Company passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with interested shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up

Under our Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders of our Company or by resolution of directors of our Company. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of rights of shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, the rights attached to shares as specified in our Memorandum and Articles of Association may only, whether or not our Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued shares of that class.

Amendment of governing documents

Our Company may amend our Memorandum and Articles of Association or our Articles of Association by a resolution of shareholders of our Company or by a resolution of directors of our Company, save that no amendment may be made by a resolution of directors of our Company:

(a) to restrict the rights or powers of the shareholders of our Company to amend our Memorandum and Articles of Association or our Articles of Association;

(b) to change the percentage of shareholders of our Company required to pass a resolution of shareholders of our Company to amend our Memorandum and Articles of Association or our Articles of Association;

(c) in circumstances where our Memorandum and Articles of Association or our Articles of Association cannot be amended by the shareholders of our Company; or

(d) to Clauses 7 or 8 or 11 of our Memorandum and Articles of Association.

Any amendments to our Memorandum and Articles of Association or our Articles of Association are effective from the date it is registered by the Registry of Corporate Affairs in the BVI or from such other date as may be ordered by the BVI Court under section 13(5) of the BVI Companies Act. Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Changes in Capital (Item 10.B.10 of Form 20-F)

Our Memorandum and Articles of Association does not contain provisions that regulate and limit the changes in the capital, where such conditions are more stringent than is required by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.